EXHIBIT 10

LSI INDUSTRIES INC.

CHANGE IN CONTROL POLICY EFFECTIVE  OCTOBER 3, 2011

Scope

This policy covers those LSI executive officers and other key employees specifically approved by the Compensation Committee of the Board of Directors (“Executives”).

LSI reserves the right to condition the payments and benefits contemplated by this policy on Executive’s execution of a Change in Control Agreement which follows the terms and conditions set forth herein, except as otherwise approved by the Compensation Committee.  Such payments and benefits may also be conditioned upon an Executive executing agreements containing confidentiality, non-competition, non-solicitation, release of claims and other provisions requested by the Compensation Committee.

Purpose

LSI’s Board believes it is in the best interests of LSI and its shareholders to diminish any potential distraction of Executives by virtue of the personal uncertainties and risks associated with any threatened or pending “Change in Control” (defined below), to encourage Executives’ full attention and dedication, particularly in the event of any threatened or pending Change in Control, and to provide Executives with compensation arrangements competitive with those of other corporations. In addition, we believe this Policy will be helpful in attracting and retaining qualified Executives. As a result, the Board has approved this Change in Control Policy (the “Policy”), which it believes is appropriate and in the best interests of LSI, the Executives concerned and LSI shareholders.

Double Trigger Requirements

No payments or benefits shall be available under this policy unless a Change in Control occurs and, during the twenty-four month term directly following the Change in Control (“Change in Control Period”), the Executive’s employment is terminated either involuntarily without “Cause” (defined below) or by the Executive as a result of a “Change in Status” (defined below).  References to “termination of employment,” “employment terminates” and similar terms shall mean “separation from service” as defined for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations promulgated thereunder.

Payments and Benefits for Change in Control

In the event of a Change in Control of LSI and the termination of Executive’s employment as described above, such Executive shall be entitled to receive:

(i)
Executive’s base salary and accrued bonus and certain other benefits historically received by Executive such as automobile allowance, life insurance and Non-qualified Deferred Compensation Plan contributions, through the termination of Executive’s employment. Such payment shall be made not later than 30 days from the date of termination and in no event shall Executive have any ability to select the year in which this payment shall be made.

(ii)
A lump sum payment equal to two times the sum of Executive’s base salary as in effect immediately preceding the Change in Control plus the average of the cash bonus amounts paid to Executive for each of the two fully-completed fiscal years immediately preceding the fiscal year in which the Change in Control occurs.  Such payment shall be made not later than 30 days from the date of termination and in no event shall Executive have any ability to select the year in which this payment shall be made.

(iii)
Continued participation in medical and dental plans, with benefits substantially similar to those of LSI in effect prior to the Change in Control, for twenty-four months beginning on the later of the effective date of the Change in Control or termination of Executive’s employment. In no event shall any payments or reimbursements be made to Executive pursuant to such plans after the end of the year following the calendar year in which a claim on behalf of Executive’s account has occurred.

If Executive’s employment is terminated by the acquiror other than for Cause prior to the end of the Change in Control Period, then upon termination of such employment, Executive shall be entitled to receive in a lump sum: (a) the compensation described in clause (ii) above in an amount pro-rated to reflect the difference between the Change in Control Period and the term of employment after the Change in Control (based on the effective date of such termination); and (b) the benefits described in clause (iii) above for the remainder of the Change in Control Period.

An Executive shall not be entitled to any additional payments in the event that any payment due to Executive under this policy results in Executive’s liability for an excise tax under Section 4999 of the Code, or any successor or similar provision, with respect to any payments or benefits received or to be received from LSI, or any successor to LSI.  An Executive’s rights to acceleration of vesting of awards under LSI’s equity compensation plans payments pursuant to retirement plans, employee benefit plans or other LSI compensation plans or arrangements of any type and other rights thereunder shall in no way be limited or restricted by this policy.

Definitions

“Change in Control” means the first occurrence of any of the following events:

(i)
Any person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including a “group” as defined in Section 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined under Rule 13d-3 under the Exchange Act), directly or indirectly, of LSI securities representing more than 25% of the combined voting power of LSI’s then-outstanding securities;

(ii)
During any one year period individuals who at the beginning of such period constitute the Board and any new director whose election to the Board or nomination for election by LSI’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved cease for any reason to constitute at least a majority of the Board;

(iii)
A reorganization, merger or consolidation of LSI in each case, unless, following such reorganization, merger or consolidation, all or substantially all of the individuals and entities who were the beneficial owners (as defined under Rule 13d-3 under the Exchange Act) of LSI’s outstanding voting securities immediately prior thereto beneficially own, directly or indirectly, more than 75% of the combined voting power of LSI’s then-outstanding voting securities entitled to vote generally in the election of directors of the reorganized, merged or consolidated company in substantially the same proportions as their ownership immediately prior to such reorganization, merger or consolidation; or

(iv)
A liquidation, dissolution, sale or other disposition of all or substantially all of the assets of LSI other than in a transaction in which all or substantially all of the individuals and entities who were the beneficial owners (as defined under Rule 13d-3 under the Exchange Act) of LSI’s outstanding voting securities immediately prior to such sale or other disposition beneficially own, directly or indirectly, substantially all of the combined voting power of LSI’s then-outstanding voting securities entitled to vote generally in the election of directors of the acquiror of such assets (either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such sale or other disposition.

“Change in Status” means and exists upon the occurrence, without consent of the Executive, within a twenty-four month period following a Change in Control, of any of the following events:

(i)
Executive is assigned any duties which are materially inconsistent with the position and status of an executive of LSI, or there occurs a substantial alteration in the nature, status or prestige of Executive’s official position resulting in a material decrease in authority or responsibilities from those in effect immediately prior to a Change in Control;

(ii)	Executive’s salary is decreased materially, or the Executive’s benefits or opportunities under any employee benefit or incentive plan or program are materially reduced; or

(iii)	Executive’s principal office location is relocated materially, which in this case shall be defined as more than fifty miles from the Executive’s then office location prior to the Change in Control.

“Cause” means an intentional act of fraud, embezzlement or theft of property of the employer, misappropriation of information of the employer or intentional damage to a material asset of the employer.  Any act or omission by Executive shall be deemed “intentional” only if conducted, or omitted to be conducted, by Executive not in good faith and without the reasonable belief that Executive’s action or omission was in or not opposed to the best interests of the employer.  Failure to meet performance standards or objectives shall not constitute Cause.

All references herein to “person” shall not include (i) LSI or any of its affiliates (as defined in Rule 12b-2 under the Exchange Act), (ii) a trustee or other fiduciary holding securities under an employee benefit plan of LSI or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of LSI in substantially the same proportions as their ownership of  LSI securities.

Right to Employment

Nothing herein shall confer upon Executive any right to continue employment with LSI or shall interfere with or restrict in any way the rights of LSI, which are hereby expressly reserved, to discharge Executive at any time for any reason whatsoever with or without Cause.

Compliance with Section 409A

(i)
Payment to Specified Employee:  If a payment obligation under the Agreement is made to an Executive upon his or her separation from service while he or she is a “specified employee” (as defined under Section 409A of the Code and determined in good faith by the Compensation Committee), any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1) after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12) that is scheduled to be paid within six (6) months after such separation from service shall accrue interest and shall be paid on the first day of the seventh month following separation from service..  During the 6-month delay period, interest shall accrue at the prime rate of interest published in the Midwest edition of The Wall Street Journal on the date of Executive’s separation from service.  Accordingly, subject to the requirements of Section 409A of the Code, an Executive may not receive his or her Change in Control Benefits payment until 6 months after separation from service.

(ii)
Compliance Intended:  This Policy is intended not to result in the imposition of any tax, interest charge or other assessment, penalty or addition under Section 409A of the Code.  In addition to any specific references to Section 409A of the Code in this Policy, all terms and conditions of this Policy are intended, and shall be interpreted and applied to the greatest extent possible in such manner as may be necessary, to comply with or be exempt from the provisions of Section 409A of the Code and any rules, regulations or other regulatory guidance issued under Section 409A of the Code.  However, LSI does not guarantee any particular tax effect to Executive.  LSI shall not be liable to Executive for any payment made under this Agreement that is determined to result in an additional tax, penalty, or interest under Section 409A of the Code, nor for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Section 409A of the Code.